UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Biosource International, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Company Contact:

Alan Edrick

EVP & CFO

Phone: (805) 383-5249

BIOSOURCE SIGNS DEFINITIVE MERGER AGREEMENT AND

REPORTS RECORD SECOND QUARTER SALES

Camarillo, CA – July 26, 2005 — BioSource International, Inc. (Nasdaq: BIOI) today announced it has entered into a definitive merger agreement pursuant to which Invitrogen Corporation (Nasdaq: IVGN) will acquire BioSource in an all-cash transaction.  Under the terms of the merger agreement, BioSource stockholders would receive $12.50 per share, or approximately $130 million, for all shares currently issued and outstanding.

Terrance J. Bieker, President and CEO, stated, “Today’s announcement is great news for our customers, investors and employees.  We are pleased with the value realization for our investors and are convinced that the merger with Invitrogen will provide even stronger opportunities for the growth of our employees and the satisfaction of the needs of our life science customers.”

The transaction is subject to customary closing conditions, including regulatory approval and the approval of BioSource stockholders.  The Board of Directors of BioSource is unanimously recommending that the Company’s stockholders approve the transaction, and BioSource’s largest shareholder has agreed to vote its shares in favor of the transaction.  The transaction is expected to be completed by the end of 2005.

BioSource also today announced its financial results for its second quarter ended June 30, 2005.

Second Quarter Review

For the second quarter ended June 30, 2005, the Company reported net sales from continuing operations of $13.0 million, a 15% increase as compared with $11.2 million for the second quarter of 2004.  Foreign exchange rates favorably impacted sales in the second quarter of 2005 by $0.2 million.  Income from continuing operations was $1.2 million, representing an 82% increase compared with $0.7 million in the second quarter of 2004.

For the six months ended June 30, 2005, net sales from continuing operations were $25.7 million, a 13% increase as compared with $22.8 million for the six months ended June 30, 2004. Foreign exchange rates favorably impacted period sales by $0.5 million. Income from continuing operations for the first half of 2005 was $2.3 million as compared to $1.5 million in the first half of 2004.

Mr. Bieker stated, “This was a strong quarter for BioSource. We are pleased to report record sales and a substantial increase in income from continuing operations.”  Mr. Bieker continued, “We believe these results reinforce the cellular pathway strategy we have pursued over the past eighteen months.”

Sales of the Company’s cellular pathway assay products increased 18% for the second quarter ended June 30, 2005 compared to the second quarter of 2004.  Biological and other product sales increased 15% and 12%, respectively, during the second quarter of 2005 compared to the second quarter of 2004.

The gross margin from continuing operations improved to 59.5% in the second quarter of 2005 compared to 57.6% in the comparable quarter of the prior year.

Operating expenses from continuing operations in the second quarter of 2005 were as follows:

•                  Sales and marketing expenses were $2.4 million, or 18.8% of sales, as compared to $2.3 million, or 20.1% of sales, in the second quarter of 2004, which was consistent with management’s plan to increase such costs at a slower rate than sales growth.

•                  General and administrative expenses increased to $2.3 million, or 18.1% of sales, as compared to $2.0 million, or 17.9% of sales, in the second quarter of 2004, primarily as a result of increased professional fees, including those associated with the announced merger transaction.

•                  Research and development expenses increased to $1.6 million, or 12.2% of sales, as compared to $1.4 million, or 12.6% of sales, in the comparable quarter of 2004.

•                  The Company’s effective tax rate was 37.5% in the second quarter of 2005 compared to 8.9% in the second quarter of 2004.  During the second quarter of 2004, the Company reversed approximately $0.1 million in income tax exposure reserves following the favorable conclusion of an IRS audit of certain tax returns. Excluding the impact of the reversal of the income tax exposure reserve, the Company’s effective tax rate for the three months ended June 30, 2004 would have been approximately 28%.

At June 30, 2005, the Company’s cash and cash equivalents totaled $7.1 million.

The Company will host an investor conference call to discuss the merger and its second quarter financial results beginning at 8:00 a.m. PDT on Tuesday, July 26, 2005.  A live webcast of the Company’s conference call will be available over the Internet through its website at www.biosource.com. Interested parties may also listen to the call by dialing (866) 203-3436 and entering passcode #22938960. A replay of the webcast will be available at the same site for a two-week period beginning shortly after the call.

Event archives are normally available one to two hours after the event ends.  For the live event, listeners should go to the Web site at least 15 minutes before the event starts to download and install any necessary audio software.

ADDITIONAL INFORMATION ABOUT THE PROPOSED MERGER AND WHERE YOU CAN FIND IT

In connection with the proposed merger, BioSource intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”).  BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED MERGER, STOCKHOLDERS OF BIOSOURCE ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.  The proxy statement and other relevant materials, and any other documents filed by BioSource with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov.  In addition, investors and stockholders of BioSource may obtain free copies of the documents filed with the SEC by contacting BioSource Investor Relations at (805) 383-5200 or by directing a request to BioSource International, Inc., 542 Flynn Road, Camarillo, CA 93012, Attn: Investor Relations.

BioSource and its executive officers and directors may be deemed to be participants in the solicitation of proxies from BioSource stockholders in favor of the proposed merger.  Certain executive officers and directors of BioSource have interests in the merger that may differ from the interests of stockholders generally, including acceleration of vesting of stock options and continuation of director and officer insurance and indemnification.  These interests will be described in the proxy statement when it becomes available.

About BioSource International, Inc.

BioSource International, Inc. is a broad-based life sciences company focused on providing integrated solutions in the areas of functional genomics, proteomics and drug discovery through the development, manufacturing, marketing and distribution of unique, biologically active reagent systems which facilitate, enable and accelerate pharmaceutical development and biomedical research. For more information, please visit the Company’s Web site at www.biosource.com.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. In addition, readers are urged to consider statements that include the terms “will,” “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward looking. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Factors that could cause actual results to differ and vary materially from the forward-looking statements made herein include, among others, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, possible invalidity or infringement issues related to intellectual property or proprietary rights, changes in customer buying patterns, one-time events, failure to consummate the sale of the Company to Invitrogen Corporation contemplated by the announced merger agreement, and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These factors should not be construed as exhaustive. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements.  We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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BIOSOURCE INTERNATIONAL, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
		(as restated)		(as restated)

Net sales	$12,958	$11,241	$25,691	$22,773

Cost of goods sold	5,242	4,761	10,587	9,649

Gross profit	7,716	6,480	15,104	13,124

Operating expenses:
Sales and marketing	2,433	2,255	4,961	4,594
General and administrative	2,344	2,015	4,372	3,906
Research and development	1,586	1,412	3,144	2,798
Amortization of intangible assets	140	139	279	277
Total operating expenses	6,503	5,821	12,756	11,575

Income from continuing operations	1,213	659	2,348	1,549
Interest and other income (expense), net	(11)	3	(87)	(14)

Income from continuing operations before income taxes and other items	1,202	662	2,261	1,535
Provision for income taxes	451	59	831	239

Income from continuing operations before other items	751	603	1,430	1,296

Discontinued operations, net	—	(44)	—	(82)

Net income	751	559	1,430	1,214

Dividend	—	(1,061)	—	(1,061)

Net income (loss) available to common stockholders	$751	$(502)	$1,430	$153

Basic earnings (loss) per share:
Income (loss) from continuing operations including dividend	$0.08	$(0.05)	$0.16	$0.03
Discontinued operations, net	—	—	—	(0.01)

Basic earnings (loss) per share	$0.08	$(0.05)	$0.16	$0.02

Diluted earnings (loss) per share:
Income (loss) from continuing operations including dividend	$0.08	$(0.05)	$0.15	$0.03
Discontinued operations, net	—	—	—	(0.01)

Diluted earnings (loss) per share	$0.08	$(0.05)	$0.15	$0.02

Shares used in per share calculations:
Basic	9,147	9,435	9,115	9,415
Diluted	9,812	9,435	9,472	9,745

BIOSOURCE INTERNATIONAL, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands)

	June 30, 2005	December 31, 2004

Assets

Current assets
Cash and cash equivalents	$7,094	$4,210
Accounts receivable, net	7,559	7,165
Inventories, net	7,982	7,857
Notes receivable	—	544
Deferred income taxes	1,868	1,822
Other current assets	1,380	941

Total current assets	25,883	22,539

Property and equipment, net	4,466	5,241
Intangible assets, net	4,976	5,253
Deferred income taxes	9,293	9,865
Other assets	612	651

Total assets	$45,230	$43,549

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable and accrued expenses	$6,584	$6,249
Other current liabilities	805	872

Total current liabilities	7,389	7,121

Stockholders’ equity	37,841	36,428

Total liabilities and stockholders’ equity	$45,230	$43,549

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